Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call EVENT DATE/TIME: DECEMBER 06, 2013 / 01:00PM GMT
OVERVIEW:
BIG reported 3Q13 adjusted net sales of $1.143b and adjusted loss from continuing operations of $9.1m or $0.16 per diluted share. Co. expects FY13 adjusted income from continuing operations to be $1.42-1.65 per diluted share. 4Q13 adjusted income from continuing operations is estimated to be $0.65-0.90 per diluted share.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots, Inc. - Director of IR
David Campisi Big Lots, Inc. - President & CEO
Tim Johnson Big Lots, Inc. - CFO & SVP

CONFERENCE CALL PARTICIPANTS
Paul Trussell Deutsche Bank - Analyst
Meredith Adler Barclays Capital - Analyst
Matthew Boss JPMorgan - Analyst
Joe Feldman Telsey Advisory Group - Analyst
Anthony Chukumba BB&T Capital - Analyst
Patrick McKeever MKM Partners - Analyst
Jeff Stein Northcoast Research - Analyst
David Mann Johnson Rice - Analyst
Peter Keith Piper Jaffray - Analyst
Brad Thomas KeyBanc Capital - Analyst
Laura Champine Canaccord Genuity - Analyst
Dan Wewer Raymond James - Analyst
Joan Storms Wedbush Morgan - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots third quarter 2013 teleconference. This conference is being recorded. During this session all lines will be muted until the question-and-answer portion of the call. (Operator Instructions). At this time I'd like to introduce today's first speaker, Andy Regrut, Director of Investor Relations.

Andy Regrut - Big Lots, Inc. - Director of IR

Thanks, Katie. And thank you, everyone, for joining us for our third quarter conference call. With me here today in Columbus are David Campisi, our CEO and President, and Tim Johnson, Senior Vice President, Chief Financial Officer.

Before we get started I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements.

All commentary today is focused on adjusted non-GAAP results from continuing operations. For the third quarter this excludes an after-tax gain on the sale of real estate of $2.2 million or $0.04 per diluted share and an after-tax loss for our wholesale operations of $2.6 million or $0.05 per diluted share. Reconciliations of GAAP to non-GAAP adjusted earnings for both this year and last year are available in yesterday's press release.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

This morning, David will start the call with a few opening comments, TJ will review the results for the quarter and our outlook for the balance of the year, and David will complete our prepared remarks before taking your questions. So with that I will turn it over to David.

David Campisi - Big Lots, Inc. - President & CEO

Thanks, Andy, and good morning, everyone. Speaking at a high level, our Q3 guidance suggested we thought we were in for a difficult quarter, difficult from the perspective of early sales trends that were challenging, and I highlighted some concerns within our merchandise content in certain categories. Additionally, during the quarter, I would imagine most retailers were not helped by some of the macro factors and government uncertainty.

Although I am not happy with our results, there are several positive signs in our businesses which should only grow in importance as we move through Q4 and into 2014. Specifically, I am encouraged by Food and Consumables. After several quarters of inconsistent business and disappointing our customer, this category experienced improving sales trends and comped up low singles in the quarter. New management drove better inventory content and value and Jennifer responded almost immediately.

Along the same category line, our test of coolers and freezers and an expanded assortment in certain urban locations continue to perform quite well, driving incremental sales and transactions in our test stores. So I am very bullish on our future prospects in Food and Consumables.

Next is Seasonal. Halloween and Harvest were difficult and off our plan, but Lawn and Garden cleaned up very nicely for us and overall comps in Seasonal for Q3 were actually up to last year. We will adjust to deemphasize the shorter seasonal periods like Halloween and Harvest and move more aggressively towards amplifying the longer seasons like Christmas Trim a Tree where, by the way, I firmly believe our assortment and value proposition for Q4 is one of the strongest I have seen in all my travels over the last 90 days.

Furniture, a little bit of a challenging quarter, up against overly aggressive pricing and heavy inventory liquidation last year. Our overall merchandise content and plans for Q4 look solid to me, and I'm confident we will return to positive comps. Additionally, our Furniture financing test in approximately 100 stores continues to perform very well and drive incremental meaningful comps in this business, and I am anxious to begin expanding the program post-holiday and throughout 2014.

In the balance of our categories is where we have merchandise content challenges, and I later will share some thoughts on how our "Edit to Amplify" strategy will likely progress over the coming quarters. Strategically, over the last 90 days, there have been several significant developments and decisions made which I'm confident represent a turning point for the future of our business.

I am very excited about the new leadership we have in two key parts of the three-legged stool, namely Marketing and Merchandising. Andy Stein, our new Chief Customer Officer who joined us in October, brings new strategic thinking skills to our team, and his experience in the digital, social, e-commerce and omni-channel space will be critical to the future implementation and success of our plans.

Rich Chene, our new Chief Merchandising Officer, joined us in November. Rich brings with him a broad experience based in many of the categories in our store, positive relationships in the vendor community, and a track record of results. We are excited about the leadership he brings to our organization.

We also announced earlier this week the appointment of three experienced general merchandise managers, all who have held senior leadership roles for successful retailers in the discount, off-price or department store space. I'm very excited to have our new merchandising leadership structure in place to build from as we move into 2014.

We've also learned a great deal about our customer. Why does she shop us? Why has she stopped shopping us? What will it take to get her back in the store and keep her? We conducted surveys of our Rewards customers who had lapsed or stopped shopping us. We also conducted consumer focus groups, which, candidly, were painful to watch.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

Not surprisingly, merchandise offering, in terms of selection, quality and value are crucial and at the top of the list along with digital, online and social opportunities as well as store service and standards. The good news is each of these opportunities, or consumer demands, line up with key initiatives being worked on as part of our strategic plan.

Over the last 90 days, our executive team has continued its detailed evaluation of our current operations and potential new business prospects. As we chart a new course that will give us the best opportunity to win and provide value for our customers, our associates, and our shareholders.

As part of our strategic planning process, we have also had to make difficult decisions about existing businesses or investments where we are not generating a good financial return, or where we do not see an opportunity to win longer-term. As such, a few weeks ago we announced our decision to close our wholesale business and exit the business by the end of Q4.

After careful deliberation and consideration of our options, we also announced yesterday our decision to exit the unprofitable Canadian market, where we currently operate 73 stores under the Liquidation World or LW brand names, five stores under the Big Lots brand name, and two distribution centers.

When this struggling business was acquired in 2011, the intention as I understand it, was to revamp the LW operations as the base for bringing extreme value merchandising and ultimately the Big Lots brand to Canada. Over the last two years, we have invested in excess of $85 million in this business.

Our team of associates has been highly engaged and dedicated to the course. However, we have not been able to gain the traction necessary to be profitable or see profit on the horizon for several years in the Canadian marketplace. After carefully reviewing our options, we decided that the significant additional capital investments and execution risks associated with continuing to pursue a turnaround would not be in the best interest of our Company and our shareholders.

We intend to begin an orderly wind down process in Canada immediately and expect that the process will be completed during the second quarter of fiscal 2014. As a result of these changes, approximately 1,600 positions will be eliminated.

This was not a decision we took lightly as it will affect a number of dedicated associates who have worked very hard in an effort to grow our business. While the strategic and fundamental rationale supporting this decision is clear, we deeply regret the impact that the closings will have on our associates, our customers, and the communities where our stores and distribution centers are located. We are committed to exiting our operations in a thoughtful and deliberate manner in order to minimize disruption for our associates and customers.

Our new management team here in Columbus remains focused on identifying the best opportunities in the U.S. to serve our target customer. The strategic decisions to exit Canada and close our wholesale operations, will enable us to focus our resources on the positive growth prospects associated with rolling out coolers and freezers, launching the furniture financing program, and introducing e-commerce and omni-channel capabilities while significantly realigning our merchandising organization and moving quickly to implement our "Edit to Amplify" merchandising strategy.

These steps forward all possess the singular goal of strengthening the Big Lots brand and reinvigorating our U.S. business by better serving Jennifer, and now I'd like to turn the call over to TJ for more detail on Q3 and the outlook for the balance of the year.

Tim Johnson - Big Lots, Inc. - CFO & SVP

Thanks, David, and good morning, everyone. For the consolidated Company, adjusted net sales for the third quarter fiscal 2013 were $1.143 billion, an increase of 1.6% over last year. Comparable store sales decreased 2.5%. The adjusted loss from continuing operations was $9.1 million or $0.16 per diluted share, compared to last year's adjusted loss from continuing operations of $6.2 million or $0.11 per diluted share.

Adjusted net sales for U.S. operations were $1.105 billion for the quarter, an increase of 1.8% compared to last year's adjusted $1.086 billion for Q3. Comparable store sales for stores opened at least 15 months decreased 2.5%.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

For the third quarter of fiscal 2013, the adjusted operating loss from continuing operations for our U.S. business was $6.4 million, as compared to the adjusted operating loss of $2.7 million for the same period last year. Our adjusted gross margin rate of 39.0% was up 70 basis points to last year. This was consistent with our expectations as we anticipated fewer markdowns in certain of our categories, namely Furniture, this year compared to last year.

Total adjusted expense dollars were $437.9 million and essentially flat to last year on a per foot basis. The third quarter adjusted expense rate was 39.6%, up 100 basis points to last year. Expense deleverage came from higher depreciation expense, higher occupancy costs, increased advertising expense, and the deleveraging impact of a negative 2.5% comp on certain fixed expenses.

Additionally, you may recall during the third quarter last year we had a significant one-time adjustment related to our former CEO which lowered equity-related compensation expense. Interest expense of U.S. operations was slightly lower than the prior year and our U.S. tax benefit on pre-tax loss was 45%.

In summary, our U.S. business reported an adjusted loss from continuing operations of $4.1 million, or $0.07 per diluted share for the third quarter of fiscal 2013 compared to last year's adjusted loss from continuing operations of $0.03 per diluted share, or $0.09 per diluted share if you exclude the favorable equity adjustment I just mentioned. Our result of a $0.07 loss was above the low end of our guidance by approximately $0.04, which was evenly split between lower sales dollars and a lower gross margin rate than anticipated.

In Canada, our net loss was $5 million, or $0.09 per diluted share, compared to last year's loss of $4.3 million or $0.07 per diluted share. Net sales decreased in the quarter 1.9% to $38.3 million as comps decreased 0.9%.

Moving on to the balance sheet, Inventory on a consolidated basis ended the third quarter of fiscal 2013 at $1.238 billion compared to $1.191 billion last year. The growth in inventory was driven by a 2% increase in store count and a 2% increase in inventory per store in our U.S. stores.

Capital expenditures for the third quarter of fiscal 2013 totaled $32.0 million compared to $39.7 million last year. On a year-to-date basis, CapEx totaled $83.7 million versus $100.4 million a year ago. Depreciation expense for Q3 was $29.5 million, an increase of $2.9 million to last year.

We ended the quarter with $67.7 million of cash and cash equivalents and $324 million of borrowings under our credit facility. This compares to $66.3 million of cash and cash equivalents last year and $463 million of borrowings under our credit facility.

During the third quarter, we opened 25 new stores in the U.S. and closed 14, leaving us with 1,525 stores and total selling square footage of 33.4 million. In the first three quarters of this year, we opened 52 new stores and closed 22 locations. For fiscal 2013, we now believe we will open 55 new stores and close 57 stores ending the year with 1,493 stores in the U.S.

Moving on to guidance, let me start with a reminder that the fourth quarter of this year has 13 weeks of operations compared to 14 weeks last year, and the full year of fiscal 2013 has 52 weeks versus 53 weeks in fiscal 2012. As you may recall, we estimated the impact of the extra week last year to be approximately $0.05 per diluted share.

For our U.S. business, we are updating our Q4 guidance of adjusted income from continuing operations to be in the range of $1.40 to $1.55 per diluted share, compared to adjusted income from continuing operations of $2.08 per diluted share in the fourth quarter of fiscal 2012.

This forecast assumes comparable store sales of negative low to mid- single digits, a lower gross margin rate, and expenses as a percent of sales higher than last year, all a reflection of expected sales trends and the impact of higher markdowns as we sell through seasonal merchandise and intensify editing categories in our "Edit to Amplify" strategy.

Our guidance today does represent approximately a $0.57 change to the high end of the prior guidance. The elements are estimated to be approximately $0.30 in sales and $0.30 in the gross margin rate, partially offset by expense flex. Sales obviously is about the comp. The gross margin rate is a combination of normal activity of approximately $0.10 to $0.15 based on the lower sales and action towards "Edit to Amplify" in the range of $0.15 to $0.20.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

Expenses in this model are forecasted at the lowest rate per foot in the last several years. Our challenges remain top-line driven.

In Canada, we expect a net loss in the range of $38 million to $43 million, or $0.65 to $0.75 per diluted share. This estimate includes the expected 2013 costs associated with closing this business, including a charge of $32 million to $34 million for severance, lease liabilities, and impairment of assets including inventory, fixed assets, and goodwill.

We anticipate final shipments of merchandise in January, and we expect our DC's will cease operations by the end of fiscal Q4. We anticipate store closing activity in Canada will have a positive short-term impact on sales results as merchandise is marked down to sell through at an accelerated cadence. The expected impact of sales, margins, and cash flow have been reflected in our estimates. We expect all Canadian stores to be closed by the end of the first quarter of fiscal 2014.

As we complete the wind down over the course of the year, we will report our Canadian business as discontinued operations beginning in the first quarter of fiscal 2014. There may be some tax benefit associated with the closure. However, we are unable to estimate the amount or timing as of now.

For the consolidated Company, adjusted income from continuing operations in the fourth quarter is estimated to be in the range of $0.65 to $0.90 per diluted share, compared to adjusted income of $2.08 per diluted share for the fourth quarter of fiscal 2012.

For our U.S. operations for fiscal 2013, we estimate adjusted income from continuing operations for the full year of fiscal 2013 to be in the range of $2.40 to $2.55 per diluted share. This compares to our 2012 adjusted result of $3.21 per diluted share. This is based on a total sales decrease in the 1% to 2% range and a comparable store sales decrease of 2% to 3%.

The adjusted gross margin rate for fiscal 2013 is expected to be slightly lower versus 2012 driven by higher anticipated markdowns. Expenses as a percent of sales are expected to increase with the majority of the increase coming from higher occupancy costs, depreciation and distribution and transportation expense.

In Canada, we now expect a net loss for the full year of fiscal 2013 in the range of $0.90 to $0.98. Our outlook for the full year of fiscal 2013 for the consolidated Company now calls for adjusted income from continuing operations to be in the range of $1.42 to $1.65 per diluted share. This compares to fiscal 2012 of $2.98 per diluted share. We now expect to generate approximately $120 million of cash flow. So with that I will turn the call back over to David.

David Campisi - Big Lots, Inc. - President & CEO

Thanks, TJ. The profit outlook for Q4 has changed pretty meaningfully, and, as you heard TJ mention, a portion of that change represents sales trends in November and our commitment to ensure we exit Q4 squeaky clean in our seasonally sensitive categories.

Just as importantly though, we are taking markdown action now for the future of our business. What I mean by that statement is, we are in the early stages of our "Edit to Amplify" merchandising strategy, and we have learned enough to know that what we want to stand for, or amplify, and what we need to edit or liquidate.

In Q4, we are beginning the edit process by marking down certain categories within our Electronics, Home and Hardlines businesses in order to be in a better position to amplify certain categories going forward where we can be a destination for Jennifer. The editing process will last, to varying degrees, into the spring season of fiscal 2014 and is a crucial step to our long-term success.

In retail, if you aren't constantly changing, you are dead. We must change our merchandise offering to accentuate winnable, ownable categories in order to encourage our existing Jennifers to shop more often and encourage our lapsed or lost customers to return and give us another try. I cannot overemphasize how important this step is to our strategic transformation.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

To summarize, and then I will be happy to take your questions, I'm excited about the progress we've made on our strategic plan. Now we move on to developing our implementation plan which should be completed by our next call. I look forward to sharing with you our vision at an investor's day in the spring.

I am confident "Edit to Amplify" is the right merchandising strategy. Our customer is telling us loud and clear our results in ownable categories are good but can be much better, and we do not need to assort a store or tie up precious inventory dollars trying to be everything to everyone.

I am confident we have the right senior merchandising leadership team to drive our business forward. It is clearer to me today than ever before, e-commerce and omni-channel are not an option; they are a requirement in today's retail environment. E-commerce, omni-channel, digital, social -- she wants options to shop us more frequently and options on how to communicate about Big Lots with her friends.

I am confident we have identified actionable changes and initiatives to drive sales in 2014, namely coolers and freezers, furniture financing and expansion and contraction of certain merchandising categories. I am very proud of how our entire organization has come together but particularly on how our store operations team has embraced our vision and Jennifer.

I've traveled stores from coast-to-coast in the last three months, and I see enthusiasm around our mission statement and a sharper focus on the customer. I'm hopeful this holiday season Jennifer will notice a difference and put us on her shopping list more often. So with that, let me now turn the call back over to Andy.

Andy Regrut - Big Lots, Inc. - Director of IR

Thanks, David. Katie, we would now like to open the lines for questions at this time.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Paul Trussell, Deutsche Bank.

Paul Trussell - Deutsche Bank - Analyst

David, you gave a lot of information there, a lot of changes. Could we just focus first on "Edit to Amplify" strategy? You mentioned, I believe completion by early part of 2014. Could you just talk about what we will see going on in the stores over the next few months? How many stores will be touched? Just refresh how many categories; will that strategy at all include a further rollout of the cooler program? And let's start there. Thank you.

David Campisi - Big Lots, Inc. - President & CEO

Okay, Paul, thanks for the question and hopefully I can remember everything you just asked me, but I will start with the "Edit to Amplify". Again, as I have said to you guys in the past, editing our assortments and amplifying where we win, and specifically if you look at our Company and you say today we win in Furniture, we win in the Seasonal area, so we want to continue to amplify those businesses.

We also are starting to show some really big wins in the Food and Consumables area. So again, we want to amplify that business. I believe we told you guys on the last call that we were going to open up another 700 stores -- I believe it is, TJ -- of coolers and freezers for the first half of this year. So obviously that is a big amplification of the Food business as well.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

The editing process, so you guys understand and specifically to you, Paul, has been part of the part two of our strategic planning process that we've been working on since our last call, which we have gone through a process of what businesses are we going to grow in this Company, which businesses are we going to maintain, what are the down trending categories and then what are the exits.

This process is a very highly disciplined process that many of the new hires have been schooled on, same as I have in my career, of what businesses aren't meaningful. So, as an example, in the Hardlines areas we are exiting categories like kitchen faucets and plumbing and things in the do-it-yourself world that really Jennifer doesn't look to us for leadership.

And as we mark down those categories and exit those categories we will reallocate footage into the areas I just mentioned. Along with that we will continue to find lineal footage for the Home side of our business, which we have just revamped and reorganized just as recently as last week. We are splitting it into two with the Hardlines division -- I mean a hard side of Home and a soft side of Home where we want to amplify both businesses and really go after categories that we know we can do well in and that is tabletop and cookware and kitchen gadgets.

So, if that makes sense -- instead of having as carrying kitchen faucets, which she is not looking to us for leadership, we will be carrying more kitchen gadgets as an example.

Tim Johnson - Big Lots, Inc. - CFO & SVP

Paul, it's TJ. Just to clarify a couple things from your question for others. "Edit to Amplify" is a total Company strategy. So as David mentioned, the merchandising elements are in all stores and changes in those elements will impact all stores. What is starting now is that kind of markdown process on some of the items where Jennifer is not looking to us for leadership on and moving that product out of the way so that as we amplify the other businesses there is room for it.

Secondarily from the cooler or freezer standpoint, as David mentioned, that roll out will start post holiday. We are actually looking closer to probably 600 stores next year and a similar number the following year. We are in about 125 stores as we sit here today, and again, those results continue to validate for us that that is a direction that we need to move in sooner rather than later. So that is a pretty expeditious process on the part of the Company to get to that number of stores next year.

Paul Trussell - Deutsche Bank - Analyst

That is very helpful. And just to follow up on that. So, by the first quarter of 2014 you feel that the inventory levels will be relatively fresh and the markdown process, which will be ongoing very aggressively this quarter, will have been largely completed, correct?

Tim Johnson - Big Lots, Inc. - CFO & SVP

No, what we said in our prepared remarks was we are starting the process here in the fourth quarter that will last through the springtime. So I wouldn't have an expectation that starting in the first quarter we will be where we want to be. That will actually last through the spring season, which would include first and second quarter.

Paul Trussell - Deutsche Bank - Analyst

Thank you for clarifying that. Then my last question is just on the cash. With all of these changes how should we think about capital expenditures for next year? And also what is the cash amount needed to support the exit out of Canada? Thank you.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - CFO & SVP

Yes, we are not giving total Company guidance on 2014 at this point. Obviously, as David mentioned, the implementation part of the strategic plan is still ahead of us and 2014 would be the first year associated with that.

Second part of your question as it relates to Canada in terms of the -- over the I will call it fourth and first quarter, estimated cash flow needed to exit the business in round numbers is in a range of $40 million to $45 million and that includes obviously recouping cash from sale of inventory netted out or exceeded by what our estimates of some of the liabilities associated with closing down the business would be. So $40 million to $45 million would be our best estimate based on what we know today.

Having said that, we also said in our prepared remarks that these estimates are before any potential tax benefit on some of the operating losses we would be able to take here in the U.S. and that is something we are working on here in the fourth quarter both through our tax department here as well as engaging outside experts to work with us on that. So more to come, but excluding any tax benefit we are in the range of $40 million to $45 million over the next couple quarters.

Paul Trussell - Deutsche Bank - Analyst

Thank you. Good luck.

Operator

(Operator Instructions). Meredith Adler, Barclays.

Meredith Adler - Barclays Capital - Analyst

Well, you have got a lot of stuff on your plate. Maybe we could talk a little bit about your vision for Consumables. You have -- every time you have talked about coolers you've emphasized the urban stores, but that isn't your entire store base. So is the expectation that the coolers will go everywhere?

And then when you think about the assortment that you have in the food section, is it going to have a lot a product that is truly unique or specialty product or is it going to be -- I hate to use this word, but run of the mill kinds of food products and how would it be differentiated from a dollar store or even a Walmart?

David Campisi - Big Lots, Inc. - President & CEO

Well, let me try to start there and, TJ, step in where you feel needed. But when we mentioned the urban store test, you are right, and I was out in California looking at that last month. And what has happened with that is we have a lot of learnings from that where it is allowing us to roll out with significant confidence in the rest of our stores day in and day out, categories that our customer wants from us.

And that is one of the things, Meredith, we learn from the focus groups too is that the Jennifers out there are asking us for consistent assortments, and those are in those what I call need, use, buy most categories, and as you well know, the bulk of our Food and Consumables business has been run by primarily mostly closeouts and that means that you don't have consistent assortment.

So we are adding more consistency into the entire chain of food products that we've learned from the urban test. And as far as the unique products, I mean we have expanded that specialty part of our Food business. We have buyers that were over in Europe earlier, a couple months ago, and we continue to expand on Specialty Foods.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

What really differentiates us from the rest of the guys out there, candidly, is we have a very strong team that clearly understands how to buy closeouts and we deliver terrific value, whether it is in the snack category, the cereal category and that really differentiates us not only from a price point of view but a value offering versus a Walmart or a Dollar Store in a pretty significant way.

And then I would also add that when you look at the assortment that we are working on in the Consumables area, one of the changes we are making is we are increasing our SKU count -- and candidly, we are doing that throughout the businesses -- on our never out programs and -- to offer her more consistent assortment there as well, and it appears to be working and being well received by our customer.

Meredith Adler - Barclays Capital - Analyst

Okay, just kind of a follow up -- of the 125 stores that you have got coolers in now, is there a mixture of locations, some that are more urban and some that are more suburban? Because I'm just still trying to figure out -- a customer may say she wants consistency, but why would she shop at Big Lots to buy paper towels or to buy cleaning supplies when she can get them almost anywhere?

Tim Johnson - Big Lots, Inc. - CFO & SVP

Hey, Meredith, it is TJ. I guess from the first part of your question as it relates to coolers, we are in now six major markets spread throughout the country east to west, north to south and different types of demographics, different types of centers anywhere between A, B, C locations, and the results have been fairly consistent across markets that we are driving both positive comps and that positive comps are coming through higher transactions.

Again, whether there is a higher penetration or a lower penetration of EBT and SNAP customers as a part of that base in the store the results have been very favorable. So that is what gives us confidence that moving forward with this initiative is the right thing to do going forward.

Additionally, what is somewhat of a nice marriage here between the two initiatives we have going into next year is we were seeing similar types of results in our furniture financing tests in that different types of stores, different geographies, the customer is looking to us for options. I think that is the key.

Coolers and freezers are an option for them to shop us more frequently going forward. Furniture financing is an option for them to shop our Furniture area more frequently going forward. So kind of taking down those barriers in those two specific examples has been well received to date.

Meredith Adler - Barclays Capital - Analyst

Thank you, that is very helpful.

Operator

Matthew Boss, JPMorgan.

Matthew Boss - JPMorgan - Analyst

Can you talk about the cadence of sales as the quarter progressed? Any headwinds impacting the customer? And just elaborate a little on November and what really happened here?

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - CFO & SVP

Yes, Matt, it is TJ. Our comps were pretty choppy through third quarter, candidly. I think we indicated on the last call, August got off to a slow start, Labor Day weekend in and of itself also was difficult. We were starting to see some level of improvement moving through the month of September in those middle weeks; the challenges got tougher as we got to the end of September again and we think some of that might have been external in nature.

October -- I guess of the three months October was probably slightly better. We had a very successful Friends & Family weekend. We had some other promotions in-store that were fairly well received. But unfortunately, October was not strong enough to make up for what we had missed earlier in the quarter.

The second part of your question as it relates to fourth quarter, I'd think about it this way -- the month of November is finished and obviously we know those results. Comps were down in November, comps were actually down more than what we are guiding to for the quarter. And again, in our business, the seasonal nature of our business, the giftable nature of our business, our sales spike significantly when you get to the Thanksgiving weekend and in the weeks of December.

So, November in total was actually down more than what we are guiding to for the quarter. Encouraging though for us was that the week of Thanksgiving on a shifted basis to last year, so Thanksgiving week versus Thanksgiving week was actually flat or slightly up to last year. So, we do think we had a good plan in place, we do think the customer responded both in traffic and in what they saw in our promotions and in our ads and that was encouraging to us.

We expect that the compression of the calendar along with the extra shopping day in December will lead to positive comps, and we expect that January, based on a difficult January last year and some of the additional promotional activity we are including in our guidance this year, that January should be relatively flat as a comp.

Unfortunately, as you might recall, we lost a lot of volume last year in January due to the delay in certain income tax refund activity. It appears to us, based on what has been said, some of the government shutdown activity actually might lead to the refund activity being delayed again this year. So what we thought might be an opportunity for us in January probably is not there. Therefore flattish comps in January.

Matthew Boss - JPMorgan - Analyst

Okay, and then a quick follow-up. As you establish online how should we think about the timing? What would separate you guys competitively? And what would be the costs around this?

Tim Johnson - Big Lots, Inc. - CFO & SVP

Yes, I think I will take the second part of that question as the cost guy. I don't believe we are in a position right now to communicate what the costs are and the CapEx requirements are. I would characterize it this way. We have done a fair amount of work with one of the leading consultants out there; we presented those findings to the Board earlier this week.

There is alignment around it is not an "if", it is a "when". We are moving as quickly as we can going into next year. This is not something that we are going to put up in a quarter and hope it works. There are going to be resources dedicated to this so there will be costs both in SG&A and in capital and we'll speak to those in more detail as we go into the March timeframe for 2014.

Again, having been at the focus groups with David, sitting on the other side of the mirror, it is very clear she wants options on how to shop us more frequently and get information about how we compare to others. So it is not an if it is a when.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

Matthew Boss - JPMorgan - Analyst

Okay, thanks.

Operator

Joe Feldman, Telsey Advisory Group

Joe Feldman - Telsey Advisory Group - Analyst

I guess one question we had was how much of the pressure you are seeing now is a result of already starting to do these changes of the edit and amplify versus just you haven't really changed much yet but there is weakness in the business? Can you kind of separate that for us?

David Campisi - Big Lots, Inc. - President & CEO

Yes, I would tell you that I don't think it is the pressure of the changes, Joe, I mean I think a lot of it is candidly what TJ has been talking about and what I talked about in the prepared remarks. The businesses that perform well, as I mentioned Food and Consumables and Seasonal, to a lesser degree, we had some difficulty in Furniture, which candidly had been outperforming the Company for the first two quarters of the year.

The things that I am talking about and the editing process obviously during that quarter as we went through part two of the strategic planning process gets you very, very deep into the details of the businesses and helped us understand where we needed to exit. But we haven't begun that process, we are beginning that exit process as we speak.

So I don't think that any of the things that we been working on have had anything to do with the pressure on top line. The business has actually been -- candidly, those businesses have been difficult for a long time, we just have -- weren't able to get the volume out of Furniture in the quarter that we had previously.

Tim Johnson - Big Lots, Inc. - CFO & SVP

Yes, I think, Joe, kind of building on your point, we don't necessarily see "Edit to Amplify" as the reason why comps came in where they did for third quarter, but we do see it as -- the third quarter as support as to why we need to move quickly to "Edit to Amplify" in some of the categories that currently are not helping to drive comps in reallocating investment dollars and resources into the categories that we think can drive a more meaningful comp. But again, unfortunately that vision becomes more real in the store as we get into the latter part of spring next year, not today.

David Campisi - Big Lots, Inc. - President & CEO

And, Joe, I would also add too that we haven't mentioned it, but the challenges in the Electronics business have been very apparent and we saw that trend in Q2 and it continued into Q3 specifically in the tablets business for the most part, and in the accessories business not able to drive enough volume to offset the pressure we've been feeling in that category.

So that again -- we knew that going in, that it was a tough -- it was tough in Q2 and it continued to be difficult in Q3, and we recognize there is a lot of pressure in the industry as the price points have come down significantly year over year.

Joe Feldman - Telsey Advisory Group - Analyst

Got it, thanks. And then another follow-up question. It sounds like my understanding of what you guys are saying this morning is that you are well on the way of making a lot of these changes and kind of doing things on the fly at the moment.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

Does it -- I guess what is driving the change now at the peak holiday period time? Like, would it make more sense to just wait until January or even February and almost start fresh at that point? Because I wonder how much disruption you are causing this quarter by doing a lot at this peak time?

David Campisi - Big Lots, Inc. - President & CEO

Actually it is really the opposite, Joe, and we are not really causing any disruption to the business and, candidly, we are not doing anything on the fly either, we are very, very surgical and methodical in our approach, and it is the reason why it is taking us to this point to get to the area where we understand what we want to exit.

And the reason we want to do it now is you want to strike while the iron is hot when you have footsteps and the store and the month of December we have the most traffic of the entire year. So we have an opportunity to move through a lot of this inventory and liquidate it? And as well in January, which is a typical clearance month as well. By the time you reach February the customer has checked out. So we really need to be aggressive at the moment.

Joe Feldman - Telsey Advisory Group - Analyst

Got it, thanks. And just one last point of clarification. Did I hear you correctly saying -- I mean I know you -- believe you will get -- when you guys will get back to positive comps. But did you say you expect to return to positive comps in the rest of the fourth quarter or did you mean at some point down the road?

Tim Johnson - Big Lots, Inc. - CFO & SVP

No, what I was actually laying out for Matt as part of this question, Joe, was November was actually down on a comp and it was down more than we guided for the quarter. December, we actually expect positive comps in the month of December, and that is a combination of the calendar compression and the extra day, and then January we expect comps to be relatively flat again with a portion of the activity we're talking about here and markdowns helping on the top-line and then obviously just based on trends coming out of December.

Joe Feldman - Telsey Advisory Group - Analyst

Got it. Thanks for clarifying that, TJ. Good luck, guys, thank you.

Operator

Anthony Chukumba, BB&T Capital Markets.

Anthony Chukumba - BB&T Capital - Analyst

I had a question. You have talked a lot about the coolers and how successful that test has been. I just wanted to see if you had any updates in terms of some of the other tests that you were previously doing, specifically the full store remodels and the changes to the customer loyalty program? Thank you.

David Campisi - Big Lots, Inc. - President & CEO

Yes, Anthony, that is a good question, we didn't speak specifically to the remodels. I guess what I would tell you, we are now complete, we have got five markets essentially or five phases of markets that were executed, and I would tell you the results are still mixed. In a couple of those markets the results and comps were strong enough that you look at it and say it would be a good investment going forward. A couple of the markets the comps have not been as strong -- or not strong enough to pay for what we are putting into those stores.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

So currently I would suggest to you that the market remodel program is somewhat neutral or on hold until we get through the balance of the strategic planning process here in the next three months.

The second part to your question, the Rewards program, candidly that is not a test anymore. We actually rolled with the new program effective in the October timeframe. So again, the overarching goal of the Rewards program was to move to something that was easier for them to understand and where most customers will get offers from us more frequently than they were under the prior program.

So, it has been in effect for a handful of weeks. Given it is the holiday timeframe I don't want to make any broad statement or generalization of it, but to date, we are meeting our goal of getting more offers out to more customers on a more frequent basis, and we will see how much progress we can make really with that lapsed customer.

Anthony, our core customer loves us and shops us every week, every month; even when we are not always at our best they like what we offer. It is really that customer that comes in on a more infrequent basis or had lapsed that we are trying to get re-interested in the store. So we will have a better update on it when we come out of the holiday timeframe.

Anthony Chukumba - BB&T Capital - Analyst

Got it. That is helpful. Thanks.

Operator

(Operator Instructions). Patrick McKeever, MKM Partners.

Patrick McKeever - MKM Partners - Analyst

So another initiative that you mentioned, but just hoping we could get a few additional details. The furniture -- the new furniture or the test furniture financing vehicle. You shared some statistics with us back in September, talking about I think 3 times average ticket for furniture transaction in the test stores when the customer used this new financing vehicle.

I was just wondering if that has continued to be the case. Has that held up from what you were seeing earlier? And what would the timing be of a rollout? Is this something that you could do pretty quickly? Could you get it out there in front of tax refund season in 2014? Would it be more of a phased rollout like coolers or something that you could push across the entire chain pretty quickly?

David Campisi - Big Lots, Inc. - President & CEO

Yes, results through the third quarter, Patrick, on the furniture financing tests continue to be strong. So some of those metrics we gave on the second-quarter call continued on into third quarter. The average size of the basket is very strong, the approval rates continue to be very good, especially compared to our current Private Label credit card program where the decline rate is significant.

So everything with the furniture financing test read continues to be consistent and continues to be strong.

The second part to your question, we will not have this out total Company in front of tax time. We will be able to add some level of stores to the program during the first quarter, and we will move as quickly as we can towards adding other stores or the balance of the Company stores to the program.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

It is not something that we can flip a switch on and it will happen overnight. There is work that needs to be done from a system standpoint to make it happen, but that work is being done. And there is a cross functional team that is doing a great job trying to get this to the Company as quickly as possible.

So again, it is not an if, it is a when. That is the direction we want to go on. I guess the part of the equation that we would like to get to as well is we've focused this effort in on furniture and big-ticket product. Well, as you know from following us, we do have big-ticket product in other parts of the store. So again, once we are more comfortable in terms of the execution and stores have been well trained and are out there actively pushing the program with customers or making them aware of it, it is somewhere down the line adding other large-ticket categories to the program could kind of be the second leg of growth, if you want to think about it that way.

So very excited about the program. The stores have rallied behind it. The furniture team likes it, obviously, and so does the Company.

Patrick McKeever - MKM Partners - Analyst

And then what percent of your furniture sales are done on the Private Label?

David Campisi - Big Lots, Inc. - President & CEO

On the Private Label credit card program, it is a very small. I don't want to say it is insignificant, but it is very small. Furniture financing really kind of dwarfs that effort right now.

Patrick McKeever - MKM Partners - Analyst

I mean what could it be as a percent of your furniture sales -- 20%, 30% of your furniture sales, something like that? Hard to say?

David Campisi - Big Lots, Inc. - President & CEO

Yes, I don't think I want to get into forecasting next year just yet. But it is meaningful enough in a business that is close -- hopefully we'll be close to $1 billion this year. So it is significant to furniture and it is significant to the store. But we will have more to say as we give guidance to next year.

Patrick McKeever - MKM Partners - Analyst

And then on Canada just quickly. Why didn't you try to sell that business or did you try to sell that business? And what will happen to the executive management team for Canada?

Tim Johnson - Big Lots, Inc. - CFO & SVP

Yes, Patrick, this was a pretty lengthy process. I know it might seem like something that just kind of happened in the release, but it was a fairly lengthy process of weeks and months of kind of review back and forth, traveling to stores, meeting with management in Canada, discussing it multiple times with the Board. And I guess on each occasion we kept coming back to having difficulty seeing a profitable path in the near-term and it would be multiple years out.

And candidly the path to profitability is really through the Big Lots stores or new stores or new capital. So the decision to close down the operations was really a function of profitability as many years out can be heavily capital intensive and along with that comes execution risk for a longer period of time than we were comfortable with.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

Having said that, why not sell. Candidly, we solicited some input from experts outside the building in kind of that investment banking world. We also are very well aware of the fact that when we purchased the business two and a half years ago, candidly there was not a long line of people interested in it. If you recall, it was struggling at that time.

So after considering it internally, after considering the fact there wasn't a long line of suitors back then, and after recognizing that to try to move into a sale mode we would have to operate the business even longer and continue to buy inventory and continue to invest potentially to not have somebody at the finish line, we just didn't think the risk was worth the potential of that sale.

Having said that, obviously we have got 79 leases on stores, we've got leases on distribution centers and we will welcome any calls from anyone who might be out there listening on what they are interested in. We've already been in contact with a broker who has been helping us in the Canadian marketplace, one of the biggest and best, and we will move expeditiously on trying to move on leases and recoup some of that cost.

Patrick McKeever - MKM Partners - Analyst

Got it. Thanks, TJ.

Operator

Jeff Stein, Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

Hey, David, I'm wondering if you could talk a little bit about the opportunity that you see in e-commerce. I understand you don't want to talk about the investment you are going to make, but wondering what are you going to do differently this time.

Big Lots has tried and failed several times in e-commerce. And I understand your customer is looking for more information online. But do they really want to buy online? And if so, what do they want to buy online that you haven't tried in the past? And I do have a follow-up.

David Campisi - Big Lots, Inc. - President & CEO

Okay, thanks, Jeff, and it is a good question and I would tell you the first piece of that I will answer is the first time that Big Lots tried to play in the online space it was more being done off the corner of someone's desk, it wasn't a full well-thought-out strategy.

And we have had, as TJ mentioned earlier, one of the stronger consulting firms in here since August working very closely with myself and the entire team in this building. And the strategy is very, very well thought out. And some of the things that were discovered that we mentioned the focus groups and so on, our customer clearly has told us that it was almost I believe 82% said -- it was 40% said they would absolutely buy online, 42% said they would consider buying online.

And what we discovered during this process is that the current Big Lots customer is highly digitally engaged. 63% of them own a smartphone, 95% have a desktop or a laptop computer. And when you look at all the other statistics that we put together from the standpoint of how they want to purchase, how much they use apps and all the different activities that they do from everything from checking store availability, order on line, pick up in store -- we absolutely, positively were astounded at the results.

And again, I can't over emphasize what the current purchaser has said to us that they would want to buy from us online. So with that we've put together a strategy that we presented to the Board on Tuesday that talks about our omni-channel strategy, which is actually the bigger size of the prize, okay.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

And that is the piece that is quite astounding that -- what is good for Big Lots is that everybody else has already done the heavy lifting whether it is guys like Macy's or Walmart or Target and so on, that have learned that the e-commerce business is important but the volume that you do off of omni-channel because of it is four to five times larger than what you will do off of the e-commerce site.

So we very carefully have methodically walked through this thing and put together lots of different phases, the first 12 months is really a build out and a ramp up of everything from re-looking at our Buzz Club to accelerating digital and social and SCO. And then the phase 2 is 12 to 24 and then 24 plus.

So we're going to approach this -- as TJ mentioned, the first phase of building out the organization will begin next year as we add a VP of e-commerce and digital, and we add some folks in Digital Marketing, in-store innovation and so on to build this thing up. That will happen -- phase in throughout 2014.

Our strategy then is to launch sometime in the beginning of the first quarter or the end of first quarter of 2015. This isn't going to be a band-aid approach to e-commerce, omni-channel, this is going to be done the correct way and we are very excited about the opportunity.

Jeff Stein - Northcoast Research - Analyst

Okay, so it sounds like the losses that you might otherwise have sustained in Canada for next year, part of that is just going to move over to e-commerce? It also sounds like part of that is going to move over to strengthening the merchant organization. And is that kind of the way we should look at it? You are just kind of moving the ball around, moving it from Canada to the U.S. in terms of what you saw in terms of investment necessary next year?

David Campisi - Big Lots, Inc. - President & CEO

Yes, I -- and TJ may want to chime in here. But what I -- that is a fairly good analysis, Jeff. What I always say to my guys is what is on page 1 and candidly omni-channel, e-commerce needs to be moved to page 1. And we believe that it is a significant opportunity that requires our folks here in the U.S., which was what I referred to as the mother ship, to stay razor-focused on building our brick-and-mortar business and focusing on e-commerce and omni-channel. And, yes, the Canada equation came into play and when you look at how big of an opportunity omni-channel is over the next five years, it is significantly higher than Canada.

Tim Johnson - Big Lots, Inc. - CFO & SVP

I would just add to that Jeff that I think your assessment is certainly fair and appropriate when you think about how we are going to allocate resources meaning people's time and where do we want them focused -- omni-channel, brick-and-mortar U.S. comes front page, additional resources and merchandising comes front page and planning and allocation and obviously Canada at this point moves off the page.

I would just reserve any estimates or I would reserve any comments on the dollars and cents of it until we really put the whole package in front of you in terms of what is 2014 and the strategic plan period look like.

Jeff Stein - Northcoast Research - Analyst

Understand. Can you just elaborate a little bit on what happened during the third quarter in Furniture? What changed there? Was there some kind of execution error, merchandising? What was it that changed?

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - CFO & SVP

What changed was really, Jeff, we had -- you may recall last year we had some pretty significant markdown activity going on in Furniture last year in the third quarter. We came out of a back-to-school period and had pretty significant markdowns, particularly in Upholstery as a category. So we thought we had some plans in place to offset some of that volume and we did offset some of it just not enough of it.

So actually when you look at did we make more money in Furniture year over year, I think the answer is probably yes. But it is just unfortunate from a comp perspective it came up a little bit short. Again, we turned the corner here in the fourth quarter, that liquidation activity from last year is behind us. And I know David and the merchant team feel very confident in what they have to offer in Upholstery and Mattresses and also in the Fireplace business in terms of quality and value for the customer.

Jeff Stein - Northcoast Research - Analyst

Thank you.

Operator

David Mann, Johnson Rice.

David Mann - Johnson Rice - Analyst

David, I am curious how you see the role of the closeouts in the future of the Company. Just given a couple things, I guess you called out that you expect to increase never outs. And also, it looks like a lot of the merchants that you have added have more regular versus closeout experience. Thank you.

David Campisi - Big Lots, Inc. - President & CEO

That is a good question. And I would start by saying that the role of closeouts will continue to be a very important part of our Company and our business and a critical differentiator from our competition. And the way I would explain that to you, David, is that the never out program is very, very strong and healthy and we will continue to add more SKU count into the Company throughout some of the businesses as we amplify them.

And to give you an example, I will talk about the Home business for a second. We will continue to buy closeouts in soft home with top of bed and sheets and so on. But the changes will be, and this is an evolution, so it will take time to get there. But my vision is within our valleys, we will have never outs and it will be very clear, clear assortments on basics, things that Jennifer expects from us every day. Whether that is a sheet assortment in the basic colors and so on.

And then and the drive aisles and dump bins we will continue to buy high-quality close outs with extreme value. And I think one of the things that is probably important to mention is we have gone through the new process with our merchant team.

What we are teaching our guys to do is to focus on an acronym that is -- we talk about quality, brand, fashion and value, those four components and that they need to measure them on a scale of one to four from each area from quality, brand, fashion and value. And candidly in the Home we have struggled big-time with all four of those components where we have been buying closeouts that have had no quality or brand or fashion. And to be quite honest, a lot of the product has been ugly. And so we have really struggled with that.

So again, we will continue to focus on that in a different approach with more disciplines. And the comment about some of the folks that we have brought in, some of the senior VPs and GMM's, I have to take you back to my early days. All three of these guys, from Rich on down, are schooled in the same retail that I grew up in and they all understand exactly what I talk about and how to edit and to amplify.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

But more importantly, they know how to buy closeouts as well, whether they worked at Walmart or Stein Mart or some of the outlet businesses, Kitchen Collections and so on, they understand closeouts. And I would tell you that people that come from the apparel world understand fashion flow and markdown cadence.

And the disciplines that they've put in place are unbelievable and years and years ago when I was at Fred Meyer I moved out a lot of folks in the home area that clearly didn't understand that and put apparel people in there, and they crushed it because again they understand those components and disciplines that are very required.

And again, don't forget about how high our penetration is in closeouts in Food and Consumables. The amount of business that we do with some of the biggest food guys and with guys like P&G and Kimberly-Clark will continue. None of that will change, it is just the approach and discipline in how we deliver the product and exit in store will be different.

And lastly, I would just tell you that we need to be smart about closeouts and buy things timely. I spent some time this week with the Board talking to them about in some of the areas particularly and the heartland areas where we buy closeouts when you look at a trend curve, we are not buying on the post peak side, we are buying on the outgoing exit piece of that curve and that has to stop.

And a lot of that is teaching our people what is going on in the business. We want to be aggressive with closeouts, but we want to do it when it is on that post peak side of the curve so we can maximize the opportunity.

David Mann - Johnson Rice - Analyst

That is very helpful. I am curious when you are looking out to next year as you are editing and amplifying, are you envisioning a layout change of the store, any major planogram change that you think will be helpful and would there be any disruption associated with that?

David Campisi - Big Lots, Inc. - President & CEO

Yes, it is a good question and we don't necessarily planogram our store, we plan a guide it. But we are looking at some different layouts for spring in fact, repositioning Furniture. We will be doing some testing where we are going to bring it to the front of the store on the right-hand side. We are working very hard at how you enter our stores and have the ability to navigate a racetrack as you turn right.

So it is going to, again, be an evolutionary process of how we reallocate space, David. But certainly we are re-looking at all those things. And my hope as we reorganize merchandising and create a general merchandise manager for Home and Furniture, there is a reason we did that. And we moved the home decor buyer into Furniture as well so we can bring to life a Furniture department that includes home decor, wall art, framed art and create more of a living environment.

So my hope there and belief is that our transactions will increase as we merchandise by lifestyle. In other words, when somebody is selling a sofa it is my hope that our guys can get one more item in that basket like an area rug for the home or some wall art for the home. We haven't been doing that. Candidly the way we have been merchandising our stores is in silos, we've been merchandising by the way we buy it not by the way she shops. That is the significant change and it will happen over time. And so will the navigation and signing as well.

David Mann - Johnson Rice - Analyst

And one last question. I think on the last call we talked a little bit about longer-term gross margin, the ability to keep that somewhat stable. Do you feel like with what you have seen over the last quarter with your new initiatives is that still your expectation?

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

David Campisi - Big Lots, Inc. - President & CEO

Yes, it is still my expectation. I think that we talk a lot about margin mix and certainly as we know when we continue to add the freezer/cooler program and we know the margins there aren't certainly as high as they are in other areas, but simultaneously I believe we are owed serious, serious sales volume in the home area which, as you well know, is a high margin area.

And we believe that we can ramp that business up rather quickly in 2014 and get the right merchandise mix. And again, Furniture is high-margin, Seasonal outperforms the Company's total margin. So all the areas that we're heavily focused on, we believe will offset the growth of Food and Consumables, and I don't believe we are going to see the pressure on the rate.

Tim Johnson - Big Lots, Inc. - CFO & SVP

Yes, the only thing I would remind you of, David, and others on the call, we mentioned earlier the "Edit to Amplify", this is the beginning of it. And it will last through the spring timeframe. So I don't want anyone to walk away thinking going into 2014, margins quarter by quarter are going to be similar to where they were in the prior year.

We will be taking markdowns during the fourth quarter, we will be taking markdowns in spring. So not all quarters will be created equal. But certainly the commentary on can we maintain our margin in the strategic plan period? That is really where we are more focused, not quarter by quarter.

David Mann - Johnson Rice - Analyst

Exactly. Thank you very much. Very helpful.

Operator

Peter Keith, Piper Jaffray.

Peter Keith - Piper Jaffray - Analyst

Just one question I had, David, if you could address some of the changes that we might expect to see with regard to advertising, clearly I think that is an important adjustment to drive traffic. So it sounds like you, with the addition of Andrew, maybe want to cut back on television and circular. I guess maybe a two-part question would be, should we expect that the total ad budget is going to increase or is it just the mix is going to shift around? And then when might we as consumers begin to see some of these changes evolve in 2014?

David Campisi - Big Lots, Inc. - President & CEO

Well, Peter, I would tell you that is a good question and Andy has been hard at it the last four weeks and it is pretty early in the game here to be real specific on what he is planning on doing. But I would tell you that certainly as we navigate through 2014 and we start to push the social piece of omni-channel and the digital piece, and as you well know, he is very experienced in that space, we will shift to some those marketing dollars from print and advertising.

And we don't see us increasing the advertising budget for 2014, quite honestly we think we've got plenty of dollars there to run our marketing strategy. If anything, he is really looking at his organization the same way I did with our merchandising group and looking to add a few folks in there and streamline a few of the things that we do and improve the processes and disciplines there as well.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

But Andy's stamp will be on our marketing as we move into Q1 and make some changes with who we are working with on the outside as well from an agency point of view. But it is very, very early in the game to share any specifics with you guys. But more to come, he has got some great ideas, he has already made some significant changes in our TV campaign and so on for the fourth quarter.

Peter Keith - Piper Jaffray - Analyst

Okay, very good. Good luck this holiday season.

Operator

Brad Thomas, KeyBanc Capital Markets.

Brad Thomas - KeyBanc Capital - Analyst

Thanks and thanks for all of the detail this morning. I wanted to add a follow-up question on the "Edit to Amplify" strategy. Just as you are thinking about the editing you referenced kitchen faucets, plumbing, as you think about the business I mean what percentage of SKUs or square footage I mean really needs to be paired back to give you some opportunity to have more merchandise that Jenny really wants to see?

David Campisi - Big Lots, Inc. - President & CEO

Brad, this is David. It is pretty difficult at this point in time to give you specifics on what lineal footage and/or square footage we are going to reallocate. I would tell you that I've been very clear that the strategic planning process has candidly been something that Big Lots has not been through for at least the last 10 years. So we were very, very surgical and methodical in our approach. And as we took the Board through part two this week we are now moving to part three which is the heavy lifting. And part three is the execution.

So we have landed on the growth categories to maintain, again, as I said, in the downtrend. And all the exit categories we have agreed to and landed on. And we are rolling up those numbers and then we will be adding them off to all of our SMEs, or the people that are the key folks in our building, the VP DMM's and downward to put together the exit strategies.

What does that look like, how long is it going to take? Because some of these categories, quite honestly, we know we can move through the inventory relatively quickly and some of them and some of those categories and Hardlines it is going to take longer to move through. So over the next three months is now part three. So by the time we get to the next call with you guys, I will be able to clearly answer that question. But today I would be throwing a number out there that I couldn't validate.

Brad Thomas - KeyBanc Capital - Analyst

Great, thanks so much, and good luck.

Operator

Laura Champine, Canaccord.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

Laura Champine - Canaccord Genuity - Analyst

If I understand the furniture financing program correctly, it is a really high interest-rate probably best suited to a subprime customer. And coupling that with what you said about differentiating in consumables through closeouts makes me wonder if Jennifer is a little lower end than she used to be? Is that true? Who exactly -- what is the demographic that you are targeting with the new strategies?

David Campisi - Big Lots, Inc. - President & CEO

You want me to take that, TJ, on the demographic piece and TJ can talk about the financing piece. And before I go into that financing thing, the one thing I would tell you is, yes, it is very high interest-rate and those things sometimes are difficult to digest. But candidly most of the folks in the room with me here today and most of the guys on the call clearly don't understand that this is actually a service to this customer, they absolutely need to have a mattress or a sofa and they don't have the cash but they need it. So you are giving them a service that they actually are demanding.

But to answer your question, Laura, on our core customer, as we did all the research and dug into the Buzz Club and went externally as well, what we discovered was, and why we landed on Jennifer, as I said on the last call, is she is a female aged 25 to 54 with an average age of 42. 56% of them are married, 51% of them have kids at home and that annual household income ranges between $30,000, so obviously that would be more of a SNAP/ EBT consumer, but they also range up to the $100,000 household income. So the average household income is $54,000.

And we think when we did this original research that we had the Caucasian mix at 70%; we think it is probably a little high, we think we are 60% Caucasian, 13% African-American and probably somewhere in the 18% Hispanic. But so again, that average household income at $54,000, I believe the average annual household income in the U.S., TJ, I think is $48,000. So is pretty close to the average for the U.S. So again, as TJ said earlier, the customer that shops us, she loves us and she understands that value that we deliver in the Food area and in the Consumables area too. TJ, I don't know if you want to add to that on the financing.

Tim Johnson - Big Lots, Inc. - CFO & SVP

No, I think you hit most of it. I would just suggest that our experience to date is we started this program back in June, so we have a handful of months under our belt. But a surprising number of people candidly, Laura, use this almost as 90 days same as cash in that they will pay it off over the first 90-day period or shortly thereafter.

And in that scenario really what they are out is there an initial payment, which we actually tested a couple different initial payment amounts. But on a $1,000 purchase, as an example, they might be out either $60 or $100 and if they pay it off in the first 90 days that is the cost of the program to them. So it doesn't necessarily get into some of the higher rates.

I think to David's point though, that service, taking down the barrier to shopping us in that part of the store that might have been there for a certain part of our customer base, they are buying furniture somewhere and chances are they could be paying even a higher interest rate than what we are offering if they are really renting it month-to-month.

So, we've really received very little push back on the program. It has all been positive at store level, it has all been positive with the customer. We are going to move forward as expeditiously as we can.

Laura Champine - Canaccord Genuity - Analyst

The question is more of a vision question of can you maintain a healthy business with a store that make sense that has customers coming and who can't afford to buy a mattress unless you give them help and are purchasing Consumables close to expiration in some cases. And can you have that kind of a customer base and a $100,000 income customer base in for higher-end home goods without looking really schizophrenic?

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - CFO & SVP

Yes, and I think candidly the variation in customer base in terms of household income is I think probably largely due to where our stores are located. So said another way, a customer who is at $100,000 shops in one of our A stores more likely than not may not be making the trip five or 10 miles down the road to a B or C location where that customer demographic is a little bit closer to $30,000, if that makes sense. So I think real estate drives a lot of the variability in our household demographics.

But having said that candidly there are locations here in Columbus that have freezers and coolers that have done quite well and I would certainly put them towards the upper end of the household demographics in our area. So I think the answer to your question is it really doesn't vary store to store.

We have received very little push back from some of the focus groups we had that were face-to-face or through a two way mirror were in some of these test markets and that specific topic didn't necessarily come up as a reason for them not shopping us anymore. So I understand the question but all of our data points to date certainly don't suggest that we are turning people away or disincenting a higher income customer to shopping our stores.

David Campisi - Big Lots, Inc. - President & CEO

And, Laura, this is David. I would just add to that when you talk about a schizophrenic assortment or a shopping experience, part of the whole strategy behind editing and amplifying is to absolutely do the opposite of that. Today I would say that our shopping experience is schizophrenic depending on where you go in the store.

My vision is completely the opposite of that is we need to have those unique things that Jennifer expects every day, like the freezer cooler assortment will be her favorite everyday basics that will enable SNAP and EBT but will also expand our everyday relevance to go along with our outstanding closeout value.

And trust me when you talk about expiration dates and things like that, we really don't have problems with expiration dates, it is a very, very small part of our mark out of stock program. And when you shop our stores, it is unbelievable to see some of the value that we have not only in food but also in the paper products area. And our customer response to that in a very positive way.

And lastly I would just add to that as we continue to edit the things that aren't important that do cause us to have a schizophrenic doesn't make sense shopping for her and we amplified things. We are very close to launching a product in food into next year that will be an exclusive offering of a product that we will manage in a way that will create exclusivity in the food business for Big Lots to be the only channel of distribution for this product.

Very exciting opportunity, we have been working on it for the last three and a half months. So more to come on that. And when you talk about the quality, brand, value component, this is a high-quality brand at a high-quality value, and we will have the pricing and the distribution exclusive in the U.S. So again, we are working diligently to become a non-schizophrenic retailer.

Laura Champine - Canaccord Genuity - Analyst

Got it, thank you.

Operator

Dan Wewer, Raymond James.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

Dan Wewer - Raymond James - Analyst

David, in the previous quarter when you were laying out the guidance for calendar year 2013, were you at that time already anticipating about $0.15 to $0.20 of cost associated with the initial stages of the editing program?

David Campisi - Big Lots, Inc. - President & CEO

No I wasn't, Dan. And quite honestly, and TJ may want to expand on this. During part two of the strategic planning process as we dug very, very deep into each and every business. And when I mean deep, all the way down to the subclass level. And we started looking at the areas that we needed to exit that weren't meaningful, that weren't turning, that were tying up precious inventory dollars and working capital that Jennifer had absolutely no -- wasn't on her shopping list, we weren't a destination.

When we started to roll those numbers up is when we came to the conclusion here recently, and as we took the Board good again this week and showed them what the cost of the markdowns were to clear these areas so that we can amplify the businesses that Jennifer wants from us and we excel in is we really didn't know that when we talked in the last call.

Dan Wewer - Raymond James - Analyst

Okay. Second question, on the guidance, I think that some of us were surprised that you are expecting same-store sales to turn flat or positive for the balance of the fourth quarter given how choppy the business is in the industry. And it sounds like you were down double-digits in the month of November. I mean, is this just the enthusiasm coming out of the Black Friday weekend that has led to this more upbeat outlook?

Tim Johnson - Big Lots, Inc. - CFO & SVP

It is based on two things and really you are speaking to the month of December as being a positive comp. It is the compression of the calendar, so six fewer shopping days in both examples of history in the last 12 years resulted in a build in December and then positive comps along with the extra day that you get in the month of December.

The third thing I would add in there is obviously when we put significantly more markdowns into the forecast in some areas that we weren't originally anticipating, our hope would be you drive some additional sales there too.

So regardless of the forecast for the overall quarter our intention or our plan all along has been that November would be the most difficult month, December would be a positive month, I guess a change to the forecast in the last 90 days would be 90 days ago we would've thought we had upside actually in January. If you recall how bad it was in January last year in our furniture business because of the tax refund activity that shifted into first quarter.

We don't see that opportunity any more based on what the government is now saying about timing of refunds. So the change to the forecast from 90 days ago is recognizing November and recognizing the January opportunity more than likely is not there. Thanksgiving week on a shifted basis was essentially on our plan and gave us confidence that heading into December our business ramps significantly different than a lot of the other companies that you follow. The seasonal and giftable part of our store becomes the overpowering strength in December where it is not there the rest of the year to that degree.

Dan Wewer - Raymond James - Analyst

I guess and just the other final question I have, David, I think we are still -- some of us are a bit confused as to the Furniture strategy and the financing program. Is Big Lots now thinking that [Kahn's] is a big competitor in that part of your business and that is the reason you're having to develop a similar type financing program?

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

David Campisi - Big Lots, Inc. - President & CEO

Not at all. I would tell you -- and again, TJ is closer to the Company we are working with on the financing side and the rollout. But I would tell you that absolutely not. I meant when you think about -- this is $1 billion business today, one of the healthiest businesses we have and we have built that without any furniture financing. What we see is an incremental opportunity to gain new customers.

And I think the last time we talked I made this comment and it was a little bit anecdotal, but we do think that there is somewhat of a tie in, and TJ can add to this. But as we continue to grow our cooler/freezer business with the SNAP and EBT that brings in a different consumer than we've had in the box before, which we believe is also an incremental opportunity.

While we are servicing that customer with freezer/cooler assortments that are SNAP and EBT qualified, we think it is an opportunity for us to move them over to the other side of the building and sell them more furniture that maybe they were buying from those other folks you mentioned and get that ring as well. That is really the whole strategy.

And again, as I said before, it is a service and we have to look at that with clarity; there shouldn't be any confusion. This is something that is a service to this customer. I can't overemphasize how difficult it is for them in this economic environment where they don't have the cash in pocket but they need a mattress to sleep on or a sofa to sit on.

And all we are doing is offering them the assistance from a financing point of view. And the early results that Tim mentioned was a lot of them are paying off in 90 days. I don't know if you want to add to that. But that is really where we are going with that strategy.

Dan Wewer - Raymond James - Analyst

Okay, great. Thank you.

Operator

Joan Storms, Wedbush.

Joan Storms - Wedbush Morgan - Analyst

So, and I apologize because I am traveling too, so I missed part of it. So in the strategy of coordinating different sections of the store including the home furnishings and the furniture areas and things like that, are you going to be developing sort of a new store prototype and strategy about sort of a better shopping experience as far as cleaning up the stores a little bit more and things like that and will that involve more CapEx?

David Campisi - Big Lots, Inc. - President & CEO

Not necessarily. There will be a repositioning or relaying of how we look at the store. But I would tell you that for 2014 I think we've been pretty clear on number of new stores, but more importantly relos. There is definitely a new approach to our thinking on how we navigate a store and how we lay it out.

As recently as two weeks ago I think, TJ, I met with TJ's real estate team on the stores that we are opening or relocating for the first half of next year and worked very hard to get our doors positioned in the proper area, our cash registers positioned in the proper area so you can walk in a store, see a drive aisle, turn right and some of those things, Joan. But this isn't a complete overhaul.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

And quite frankly our stores organization has really embraced the thinking behind how to shop through the eyes of Jennifer. And they are doing a lot of things on their own of relaying parts of the business through the lens of her without spending any CapEx. And if there are some spends that we need to make to adjust flow in the race track it is minimal at best.

And again, evolutionary process over time will get the right adjacencies together, but it is not a complete gutting of the box and a complete redo of a prototype. However, I did mention earlier as I worked with the real estate group it in some of these stores I want to test bringing furniture to the front right-hand side of the store rather than having us walk smack into a bunch of gondolas.

I am very, very much a believer in low to high profiling. So with furniture being low in the front and then moving to the gondola section toward the back of soft and hard home, I believe we're going to get a much more exciting shopping experience. But again, just cautionary, this is an early stages of thinking and testing.

Joan Storms - Wedbush Morgan - Analyst

Okay, and then just to follow-up on -- it seems like the guidance for the fourth quarter obviously you're getting a lot of traffic and then heading in to the first quarter you have some of the Canadian write offs too, but -- so do you feel like from an inventory perspective at this point, because you have done a little bit of the more deep dive. That by the time we got through sort of the first quarter and then you will have your new merchants in place to have an impact by springtime, that that should be sort of a cut off point for any other big inventory write-downs or markdowns?

Tim Johnson - Big Lots, Inc. - CFO & SVP

Joan, it is TJ. In the prepared remarks we talked about really "Edit to Amplify" -- the markdowns associated with the edit part of "Edit to Amplify" starting in the fourth quarter here and likely lasting through the spring season. So I guess I would just adjust your comment slightly to say lasting on through the spring season, give the new merchant teams, particularly in the seasonal and home and furniture parts of the business a little more time than that. And as we kind of come out of spring we should see something much closer to what David's vision is for the future than where we are today or where we will be in first quarter.

Joan Storms - Wedbush Morgan - Analyst

Would we say second quarter, or second half?

Tim Johnson - Big Lots, Inc. - CFO & SVP

When we speak to spring we are really speaking of first and second quarter. So coming out of spring or coming out of second quarter going into fall obviously we'll be much closer to that vision than where we are today.

Joan Storms - Wedbush Morgan - Analyst

Great, thank you very much.

Andy Regrut - Big Lots, Inc. - Director of IR

Thanks everyone, that concludes today's call.

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DECEMBER 06, 2013 / 01:00PM GMT, BIG - Q3 2013 Big Lots, Inc. Earnings Conference Call

David Campisi - Big Lots, Inc. - President & CEO

Thank you.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour and will end at 11.59 PM on Friday, December 20, 2013. You can access the replay by dialing toll-free USA and Canada 888-203-1112 and entering replay pass code 213-8376. International 719-457-0820 and entering replay pass code 213-8376. Ladies and gentlemen, this concludes today's presentation, thank you for your participation. You may now disconnect.

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